Securities and Exchange Commission
Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number  33-42663
                        ________

Winthrop Apartment Investors Limited Partnership
_____________________________________________________________
(Exact name of registrant as specified in its charter)

One International Place, 12th Floor
Boston, Massachusetts 02110
(617) 330-8600
_____________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Units of Limited Partnership Interest
_____________________________________________________________
(Title of each class of securities covered by this Form)

None
_____________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [ ]     Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii)  [ ]     Rule 12-h-3(b)(2)(i) [ ]
          Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6             [x]
          Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date:  285

     Pursuant to the requirements of the Securities Exchange Act of 1934 Winthrop Apartment Investors Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 20, 1997
                       By:  WAI Associates Limited Partnership,
                            its General Partner

                            By:  WAI Properties, Inc.,
                                 its General Partner

                                 By:  /s/ Michael L. Ashner
                                      ________________________
                                       Michael L. Ashner
                                       Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulation under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



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